UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 25, 2004

Broadcom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

California	000-23993	33-0480482
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16215 Alton Parkway, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 450-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On October 25, 2004 Broadcom Corporation entered into a letter agreement with Scott A. McGregor (the "Agreement"), pursuant to which Mr. McGregor will serve as President and Chief Executive Officer of Broadcom, reporting to its Board of Directors, with employment commencing on a full-time basis no later than January 3, 2005 and continuing at-will until either party gives notice of termination.

Under the Agreement, Mr. McGregor will receive a base salary at an annual rate of $600,000. The Agreement also provides that Mr. McGregor will be eligible to participate in any cash and/or equity bonus program that Broadcom’s Compensation Committee may establish. Upon his commencement of services on a full-time basis (the "Start Date"), Mr. McGregor will be granted an option to purchase 2,000,000 shares of Broadcom’s Class A Common Stock with an exercise price per share equal to the closing selling price per share of Broadcom’s Class A Common Stock as reported by the NASDAQ National Market on the Start Date. The option will vest and become exercisable with respect to twenty-five percent (25%) of the underlying shares upon the first anniversary of the Start Date, and the remaining seventy-five percent (75%) of the underlying shares will vest and become exercisable in a series of 36 successive equal monthly installments upon Mr. McGregor’s completion of each additional month of service with Broadcom following such anniversary date. In addition, on the Start Date Mr. McGregor will receive an award of 200,000 restricted stock units to acquire an equal number of shares of Broadcom’s Class A Common Stock with no cash payment on his part other than applicable income and employment taxes. The restricted stock units will vest in 12 successive equal quarterly installments over the 36-month period of service following the Start Date. The Agreement also provides for the reimbursement of relocation and temporary living expenses (including tax reimbursement for any taxable income realized upon payment of the foregoing) along with other benefits commensurate with those offered to other executive employees of Broadcom.

On or about the first anniversary of the Start Date, and contingent upon his continued employment as Chief Executive Officer, Mr. McGregor will receive an additional option grant to purchase 500,000 shares of Broadcom’s Class A Common Stock with an exercise price per share equal to the closing selling price per share of Broadcom’s Class A Common Stock as reported by the NASDAQ National Market on the grant date. This option will vest in 48 successive equal monthly installments upon Mr. McGregor’s completion of each additional month of service with Broadcom following the first anniversary of the Start Date.

Mr. McGregor will also serve as a member of Broadcom’s Board of Directors without additional compensation.

Pursuant to the Agreement, if Broadcom terminates Mr. McGregor’s employment other than for cause or disability or if Mr. McGregor terminates his employment with Broadcom for good reason (a "Termination Event"), and Mr. McGregor’s employment is not terminated automatically as a result of his death, Broadcom will continue to pay him his then current base salary and will continue to provide benefits for a one year period measured from his termination date. Broadcom will also pay Mr. McGregor certain cash bonuses, if any, applicable to him upon a Termination Event. Also upon a Termination Event Mr. McGregor’s outstanding stock options, restricted stock units and any other equity awards granted to him by Broadcom’s Compensation Committee will immediately vest as if he had completed an additional 24 months of service with the company and will be exercisable for an additional 24 months (or, if earlier, on the date that any such options, restricted stock units or other equity awards would have expired had he remained employed at Broadcom during the 24 month period). The Agreement also provides that if Mr. McGregor’s employment is terminated by reason of his disability or death, then his outstanding stock options, restricted stock units and any other equity awards granted to him by Broadcom will immediately vest in full upon, and will be exercisable for 12 months after, the date of termination.

Item 8.01. Other Events.

On October 26, 2004 Broadcom announced that Scott A. McGregor has been named its President and Chief Executive Officer, effective as of January 3, 2005. The full text of the press release is included as Exhibit 99.1 to this report and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Broadcom Corporation

October 29, 2004	By:	William J. Ruehle

Name: William J. Ruehle
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release of Registratnt dated October 26, 2004